Exhibit 10.7

Dear:	C. Gregory Peters

Start Date:	July 01, 2008

Title:	President and Chief Executive Officer

Reporting to:	Chairman of the Board

Job Description: Broad responsibilities of the position are listed below which will be reassessed from time to time and specific responsibilities will be added, amended or changed by the Board of Directors.

—	Implement the strategic goals and objectives of the organization
—	Create and execute strategies that ensure the company’s future success
—	As Chairman of Executive Management Committee (EMC), lead and direct the activity of the executive management team to successfully achieve profitability and growth; and report to the BOD
—	Develop a strategic plan to advance the company’s mission and objectives and to promote revenue, profitability, and growth as an organization.
—	Oversee company operations to insure production efficiency, quality, service, and cost-effective management of resources.
—	Plan develop, and implement strategies for generating revenues for the company.
—	Represent and promote the company to investment and banking community, raise capital and finance company operations as needed.
—	Identify acquisitions and merger opportunities and direct implementation activities.
—	Review activity reports and financial statements to determine progress and status in attaining objectives and revise objectives and plans in accordance with current conditions.
—	Evaluate performance of executives for compliance with established policies and objectives of the company and contributions in attaining objectives.
—	Present company report at Stockholder and Board of Director meetings.
—	Work with the board to ensure that the organization fulfills its mission, governance and compliance function
—	Other duties as assigned

Annual Base Salary: $150,000.00 effective July 1, 2008 to increase to $200,000.00 effective January 01, 2009 and there after reviewable annually beginning March 15th 2009.

Bonus: Bonus payments may be offered annually effective April 2009 at the discretion of Board of Directors. There is no minimum guaranteed bonus, and if offered, it could be paid in cash, restricted shares and / or stock options as determined by the Board.

For April 2009 the Board has agreed to consider bonus to cover tax on any restricted stock grant, payable in April 2009, if expenses for the period 8/15/08 to 12/31/08 are achieved based on BOD approved budget and first revenue from the sale of a Geo Mobile Product (GMP) is received by March 31, 2009.

Incentive Compensation: Incentive restricted stock grant of 1 million common shares, priced at $0.04 vesting one quarter after first GMP sold; one quarter after 400 GMP units are sold; one quarter after 800 GMP units re sold; and one quarter one year after that. During the first year of employment, termination for any reason will results in loss of all unvested shares. After one year of continuous employment, all shares will vest immediately if executive is terminated other than for cause, or if executive leaves voluntarily; or if there is a change of control in a transaction involving more than 51% of the common shares. The restricted shares may not be sold for at least six months following vesting and then only within strict guidelines of the company’s insider trading policy

Non-Compete Agreement: As a condition of employment, you agree to execute and comply by the Company’s confidentiality, non-compete and non-solicitation agreement.

Benefits: Standard comp any group health insurance plan will be offered by November 2008. As a member of the EMC, you will also receive coverage at two times your salary in group term life insurance at no cost to you, as well as participate in a company paid Long term disability benefits plan.

The Company will reimburse your COBRA payments till you get on Company’s group health plan or through December 31, 2008, whichever occurs first.

Vacation and Holidays: Four weeks vacation per year, prorated for 2008 and standard company holidays.

T&E: The Company will reimburse you for reasonable T&E expenses incurred in the course of business subject to Company policy.

Other Benefits: The Company may deem it necessary to offer you Company owned cell phone, computer or other devices & tools to perform your job. Such equipment will remain the property of the Company and must be returned upon request by the company.

Greg, we are excited to have you join the Company. Initially, you can commute from Chicago arriving Houston early Monday morning and departing for Chicago Friday afternoon. The Company will pay for a rented vehicle and furnished apartment during this period. You are expected to relocate to Houston within 90 days following first product sale and a signed employment agreement with the Company. Employment agreement might include salary rising to $250K after reaching certain milestones, relocation expense and some stock options in lieu of cash bonuses, tied to Company performance.

Your employment with the Company is at-will and either party can terminate the relationship at any time with or without cause and with or without notice. You agree to abide by the written business policies and procedures of the Company throughout your employment.

You acknowledge that this offer letter represents the entire agreement between you and the Company and that no verbal or written agreements, promises, or representations that are not specifically stated in this offer, are or will be binding upon the Company.

If you are in agreement with the above outline, please sign below and return a copy to the undersigned.

Agreed and Accepted:
/s/ C. Gregory Peters

Date: